NEWS RELEASE
--------------------------------------------------------------------------------
                                                         CONTACT:  Tom Armstrong
                                                                  Kevin McDermed
                                                                    913 367 2121
                                                                OTCBB:  AHNCQ.OB

        Atchison Casting Corporation's Roll Making Operations in England
                             Put into Administration

ATCHISON, Kan., Sept. 9 /PRNewswire-FirstCall/ -- Atchison Casting Corporation
(OTC Bulletin Board: AHNCQ - News) announced that its U.K. subsidiaries (with the exception of Sheffield Forgemasters Engineering Ltd.) filed for administration on September 8, 2003. Atchison Casting UK Ltd. (ACUK), Atchison
Casting's U.K. subsidiary serving as the holding company for its U.K.
operations, filed its petition in the Leeds High Court. ACUK has requested that the filings be jointly administered for procedural purposes.

In England, administration proceedings allow an administrator to continue to operate the businesses while attempting to sell them in an orderly manner.
ACUK's operations at Sheffield Forgemasters Engineering Ltd. in the oil and gas,
ingot, petrochemical and power generation markets have not been included in any filing and are operating as usual.

PriceWaterhouseCoopers has been appointed as the administrator and is operating the cast roll making operations of Sheffield Forgemasters Rolls while it markets these operations for sale in the proceeding. Atchison Casting intends to sell all of its U.K. operations (including Sheffield Forgemasters Engineering) for the highest value. Management is unable to predict how much cash will be generated from these sales. At this time, it appears unlikely that any funds will be left for Atchison Casting, as the controlling stockholder, after payment of creditors.

ACC produces iron, steel and non-ferrous castings for a wide variety of equipment, capital goods and consumer markets.

This press release contains forward-looking statements that involve risks and uncertainties. Such statements include the Company's expectations as to future performance and contingent obligations. Among the factors that could cause actual results to differ materially from the forward-looking statements are the following: the need for bankruptcy court approvals, the ability to successfully complete proposed sales of business operations, access to cash collateral, the adequacy of and compliance with existing financing, stability of customer demand and supplier support, the many uncertainties involved in operating a business in an administration or a Chapter 11 bankruptcy environment, costs of closing or selling foundries, results of the liquidation of Fonderie d'Autun, the amount of any claims made against Fonderie d'Autun's prior owner which are subject to certain guarantees, business conditions and the state of the general economy in
Europe and the U.S., particularly the capital goods industry, the strength of the U.S. dollar, British pound sterling and the Euro, interest rates, utility rates, the availability of labor, the successful conclusion of union contract negotiations, results of any litigation arising out of the accident at Jahn
Foundry, results of any regulatory proceedings arising from the accounting irregularities at the Pennsylvania Foundry Group, the competitive environment in the casting industry and changes in laws and regulations that govern the
Company's business, particularly environmental regulations.